Exhibit 16.1

June 6, 2024

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the Form 8-K dated June 6, 2024 of Alternus Clean Energy, Inc and are in agreement with the statements therein concerning Mazars USA LLP. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Mazars USA LLP

New York, NY